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                         November 30, 1994



Robert S. Lemle, Esq.
Cablevision Systems Corporation
One Media Crossways
Woodbury, NY 11797

Dear Robert:

     This letter will confirm the terms of your employment by Cablevision Systems Corporation (the "Company") as Executive Vice President, General Counsel and Secretary for the three-year period ending December 31, 1997.

     Your annual salary will be $330,000, with such increases as the Compenstion Committee of the Board of Directors shall determine from time to time.

     Your annual bonus will be payable each year at the discretion of the Compensation Committee.

     You will continue to participate in all employee benefits at the level available to senior management of the Company.

     The Company depends upon your flexibility to take on additional roles and responsibilities, from time to time, whether permanent or temporary. At the same time, there are certain key roles and responsibilities that will not be changed without your consent. If you leave the Company involuntarily (other than for "cause" (as hereinafter defined)), following a change of control of the Company, or because, without your consent, (i) your compensation or title is reduced, (ii) you are no longer a member of the Board of Directors or the CEO Group, (iii) you are no longer the chief legal officer of the Company, or (iv) you no longer report directly to Charles F. Dolan or his successor, you will receive the following:

     (1) a severance payment at the discretion of the Compensation Committee, but in no event less than the salary due for the remainder of the term of this Agreement or one year's annual salary (or three times the sum of your annual salary plus your prior year's annual bonus in the event of a change of control (as defined in Appendix 1 of the Executive's Nonqualified Stock Option Agreement dated as of the date hereof)), whichever is greater;


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     (2)  an annual bonus of no less than 50% of your annual salary, pro rated for the months worked during such year;

     (3) payment by the Company of the annual premiums on your life insurance policies with Mass Mutual and New York Life for three years;

     (4) the right to receive payment of all outstanding bonus share awards, and to exercise all stock option and conjunctive rights awards for a period of 120 days, whether or not such awards shall be due or exercisable at the time; and

     (5) the right to participate in the Company's health plan for retired executives.

     Termination for "cause" means termination for (i) gross negligence in a manner materially detrimental to the Company or an affiliate of the Company or willful misfeasance in a matter of material importance to the Company or an affiliate of the Company, or (ii) your conviction of a felony involving moral turpitude.

     If you cease to be an employee of the Company as a result of your death or physical or mental disability, you (or your estate or beneficiary) will receive payment of all your outstanding bonus share awards, and the right to exercise all your stock option and conjunctive rights awards as if such awards were due and exercisable at the time.

     Your employment term will be extended for an additional one-year period on January 1 1996, 1997 and 1998, unless the Company or you gives the other notice of election not to extend by the preceding October 31.

                              Sincerely,

                              CABLEVISION SYSTEMS CORPORATION



                              By:____________________________
                                   Charles F. Dolan
                                   Chairman and Chief
                                   Executive Officer

Accepted and Agreed:



__________________________
Robert S. Lemle